                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                              Nine Months Ended
                                                                        Fiscal Year                         ---------------------
                                                  -------------------------------------------------------   Sept. 30,   Sept. 29,
                                                    1992        1993        1994        1995       1996        1996        1997
                                                  --------    --------    --------    --------   --------    --------    --------
                                                                        (in thousands, except ratio data)

Pretax Income (Loss) from Continuing              $(32,928)    $12,567     $80,115    $161,384    $83,505     $81,448     $27,934
Operations:
Loss Recognized on Investment in Less than 50%
  Owned Person Accounted for under the Equity
  Method                                                             0           0           0          0           0         321
Minority Interest in the Loss of Majority-Owned
  Subsidiary                                             0        (967)          0           0     (1,539)          0        (450)
                                                  --------    --------    --------    --------   --------    --------    --------
                                                   (32,928)     11,600      80,115     161,384     81,966      81,448      27,805
                                                  --------    --------    --------    --------   --------    --------    --------
Fixed Charges:
Interest Expense and Amortization of Debt
  Discount                                               0         289       4,041       6,239      6,895       4,545       4,043
Amortization of Debt Expense                             0           0         278         414        414         310       1,757
Appropriate Portion of Rent Expense Related
  to Interest Charges                                    0       1,220       1,651       1,998      2,569       1,927       3,038
                                                  --------    --------    --------    --------   --------    --------    --------
Total Fixed Charges                                      0       1,509       5,970       8,651      9,878       6,782       8,838
                                                  --------    --------    --------    --------   --------    --------    --------
Earnings (Loss) Before Income Taxes, Loss on
  Investment Accounted for Under Equity
  Method, Minority Interest, and Fixed Charges     $(32,928)   $13,109     $86,085    $170,035    $91,844    $ 88,230     $36,643
                                                  --------    --------    --------    --------   --------    --------    --------
Ratio of Earnings to Fixed Charges                     N/A(A)     8.7x       14.4x       19.7x       9.3x       13.0x        4.1x(B)
                                                  ========    ========    ========    ========   ========    ========    ========

(A) For the fiscal year ended December 28, 1992, earnings were insufficient to cover fixed charges by $30.9 million.

(B) The calculation for the nine month period ended September 29, 1997 includes a $1.6 million write-off of unamortized debt issuance costs related to the March 1997 redemption of the 1994 Convertible Subordinated Notes. Excluding this write-off, earnings to fixed charges ratio would have been 5.1x for the nine month period ended September 29, 1997.